Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-189709 on Form S-3ASR, No. 333-91577 on Form S-4 and Nos. 333-43787, 333-89008, 333-95901, 333-105938, 333-118322, 333-120395, 333-126982, 333-130270, 333-138716, 333-147995, 333-155304, 333-165261, and 333-192019 on Form S-8 of our reports dated February 28, 2014, relating to the financial statements of Iron Mountain Incorporated, and the effectiveness of Iron Mountain Incorporated’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Iron Mountain Incorporated for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

February 28, 2014